UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2013

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On May 29, 2013, Resource Real Estate Opportunity REIT, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through its Operating Partnership, entered into an agreement to purchase a multifamily community in Houston, Texas (the “Property”) from IMT Capital Village Square LP, an unaffiliated third party. The Property is a multifamily community with over 270 units located on an approximately 15-acre site with amenities, including but not limited to, a clubhouse with a fully equipped kitchen, swimming pool, fitness center, business center and walking trails. The purchase price of the Property is approximately $27.2 million plus closing costs.

In connection with our entry into the purchase and sale agreement we made an earnest money deposit of $500,000. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit the $500,000 of earnest money. Pursuant to the purchase and sale agreement, we would be obligated to purchase the Property only after satisfaction of agreed upon closing conditions. We intend to fund the purchase of the Property with proceeds from our initial public offering.

The Property consists of over 270 units, encompassing over 225,000 rentable square feet. The Property was constructed in the early 1980’s and was 97% leased as of March 2013. The current average in-place rent for the tenants of the Property is approximately $910. The average occupancy for the Property was 95% and 94% for 2011 and 2012, respectively. The average effective monthly rental rate per unit for the Property during 2011 and 2012 was $808 and $853, respectively. We calculate average effective monthly rental rate per unit as the monthly contractual base rental income, net of free rent, divided by the average units leased.

Credit Facility Amendments

The information in this Report set forth under Item 2.03 regarding the amendments to the Credit Facility (defined below) is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 2, 2011, Resource Real Estate Opportunity OP, LP (“Resource OP”), our operating partnership, entered into a secured revolving credit facility (the “Credit Facility”) with Bank of America, N.A. (“Bank of America”), as lender. On May 23, 2013, the parties, including two wholly owned subsidiaries of Resource OP, RRE Bristol Holdings, LLC and RRE Westhollow Holdings, LLC, entered into that certain Loan Document Amendment and amended and restated the related promissory note to increase the amount available under the Credit Facility (the “Facility Amount”) from $25.0 million to $50.0 million as well as to make certain other changes to the Credit Facility as discussed below. Except as noted above and described below, the terms of the Credit Facility remain materially unchanged by the Loan Document Amendment.

In addition to increasing the Facility Amount by $25.0 million, the amendment extended the maturity date of the Credit Facility and revised certain restrictive covenants. The original maturity date of December 2, 2014 with a one-year extension was extended to May 23, 2017 with two one-year extensions, subject to satisfaction of certain terms and conditions and subject to payment of an extension fee equal to 0.20% of the amount committed under the Credit Facility.

Resource OP’s obligations with respect to the Credit Facility continue to be guaranteed by us, pursuant to the terms of a guaranty dated as of December 2, 2011 (the “Guaranty”), and amended on May 23, 2013. Under the Credit Facility and the Guaranty, as amended, we must meet comply with the following restrictive covenants:

•	We must maintain a minimum tangible net worth equal to the greater of (i) 200% of the outstanding principal amount of the Credit Facility and (ii) $20 million.

•	We must also maintain unencumbered liquid assets with a market value of not less than $5 million.

•	We may not incur any additional secured or unsecured debt without Bank of America’s prior written consent and approval, which consent and approval is not to be unreasonably withheld.

Prior to amending the loan documents on May 23, 2013, the following restrictive covenants were in place:

•	We must maintain a minimum tangible net worth equal to at least (i) 200% of the outstanding principal amount of the Credit Facility and (ii) $20 million.

•	We must also maintain unencumbered liquid assets with a market value of not less than the greater of (i) $5 million or (ii) 20% of the outstanding principal amount of the Credit Facility.

•	We may not incur any additional secured or unsecured debt without Bank of America’s prior written consent and approval, which consent and approval is not to be unreasonably withheld.

We are currently in compliance with all applicable covenants. In connection with the amendments to the Credit Facility, we paid a fee of $225,000. The Credit Facility is currently secured by Arcadia at Westheimer and The Redford, multifamily properties we own, and in the future may be secured by additional multifamily properties directly owned by our subsidiaries which we have elected to add to the borrowing base. As of May 30, 2013, $759,969 was outstanding under the Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: May 30, 2013	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)